SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 29, 2014

FORRESTER RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(Address of principal executive offices, including zip code)

(617) 613-6000

(Registrant’s Telephone number including area code)

N/A

(Former Name or Former Address, if Changes since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 29, 2014, the Board of Directors of Forrester Research, Inc. (the “Company”) adopted and approved the Forrester Research, Inc. Executive Severance Plan (the “Plan”), effective May 15, 2014, for the Company’s chief executive officer and other executive officers.

The Plan provides for the payment of severance and other benefits to eligible executives in the event of a termination of employment with the Company without cause and also, in the case of a change in control, by the executive for good reason, each as defined in the Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of claims against the Company, in addition to any accrued obligations such as unpaid base salary, vacation and earned bonuses, the Plan provides for the following severance payments and benefits:

1.	In the event of a Qualifying Termination other than following a change in control:

(a)	continued payment of the executive’s base salary in installments for one year, and in the case of the chief executive officer, for 18 months, after the Qualifying Termination;

(b)	payment in a lump sum of an amount equal to the lesser of the executive’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or for such shorter period that the executive was employed by the Company); and in the case of the chief executive officer, payment in a lump sum of an amount equal to one and one-half times the lesser of the chief executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions earned by the chief executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the chief executive officer was employed by the Company);

(c)	payment in cash during the 12-month period following a Qualifying Termination for executives other than the chief executive officer, and during the 18-month period following a Qualifying Termination for the chief executive officer, of an amount equal to the Company’s portion of the cost for medical and dental coverage under applicable Company plans; and

(d)	up to 12 months of outplacement assistance.

2.	In the event of a Qualifying Termination during the 18-month period following a change in control (as defined in the Plan):

(a)	payment in a lump sum of the executive’s annual base salary, and in the case of the chief executive officer, two times annual base salary;

(b)	payment in a lump sum of an amount equal to the excess, if any, of (x) the executive’s annual target bonus amount and/or annual target sales commission amount pro-rated as of the Qualifying Termination, over (y) the amount payable for the actual bonus and/or sales commissions earned through the Qualifying Termination;

(c)	payment of the higher of the executive’s (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the executive was employed by the Company); and in the case of the chief executive officer, the higher of two times the chief executive officer’s (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the chief executive officer under applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the chief executive officer was employed by the Company);

(d)	payment in cash in a lump sum of an amount equal to 12 months for executives other than the chief executive officer, and 24 months for the chief executive officer, of the Company’s portion of the cost for medical and dental coverage under applicable Company plans;

(e)	12 months of outplacement assistance; and

(f)	without limiting an executive’s rights under any equity plans or agreements, accelerated vesting of, or cancellation and payment of merger consideration for (net of exercise price, if any), all unvested equity and equity-based awards, with performance-based awards, if any, vesting at target level of performance.

The Plan shall also reimburse each eligible executive whose termination of employment results from a change of control all reasonable legal fees and expenses incurred to obtain or enforce rights or benefits under the Plan if the executive prevails in substantial part on the material issues of the proceeding.

The Plan does not provide for a gross-up payment to any of the executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (“Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Plan provides that in the event that the severance payments and benefits described above, and any other parachute payments, would, if paid, be subject to the Excise Tax, then the severance payments and benefits under the Plan will be reduced to the extent necessary so that no portion of the payments or benefits under the Plan are subject to the Excise Tax, provided that there shall be no such reduction if the net amount of the payments received by the executive after giving effect to all applicable taxes is greater than the net amount of the payments received by the executive after giving effect to the reduction.

The above description is a summary of the terms of the Plan and is subject to and qualified in its entirety by the terms of the Plan, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Forrester Research, Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.

By	/s/ Gail S. Mann
Name:	Gail S. Mann
Title:	Chief Legal Officer and Secretary

Date: May 5, 2014

EXHIBIT INDEX

Exhibit No.

10.1	Forrester Research, Inc. Executive Severance Plan